Exhibit 99.1

Landsea Homes Reports Fourth Quarter and Full Year 2022 Results

Fourth Quarter 2022 Highlights

•Home sales revenue increased 25% year-over-year to $417.5 million
•Total homes delivered increased 32% to 703 homes
•Net income of $25.6 million, or $0.62 per diluted share

Full Year 2022 Highlights

•Home sales revenue increased 49% to $1.4 billion
•Total homes delivered increased 45% to 2,370 homes
•Net income of $73.6 million, or $1.70 per diluted share
•Year-end book value per share of $16.04

Newport Beach, Calif. – March 7, 2023 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the fourth quarter ended December 31, 2022. For the quarter, the Company reported pretax income of $34.4 million, and net income of $25.6 million, or $0.62 per diluted share. Prior year reported pretax income was $49.2 million with net income of $38.4 million, or $0.83 per diluted share. Adjusted net income (a non-GAAP measure) for the quarter was $32.5 million or $0.81 per diluted share. For the corresponding prior year period, adjusted net income was $36.0 million, or $0.79 per diluted share.

Management Commentary

“2022 was a banner year for Landsea Homes as we generated total revenue of over $1.4 billion and earnings of $1.70 per diluted share, both records for our company.” said John Ho, Chief Executive Officer of Landsea Homes. “We successfully grew our presence in key markets while expanding our home sales gross margin and maintaining a strong balance sheet. We also returned capital to shareholders through our share repurchase program and increased our book value per share by 20% to $16.04.”

Mr. Ho continued, “While we produced record top and bottom-line results in 2022, our new order activity stalled in the second half of the year, due to the combination of rising mortgage rates and declining homebuyer confidence. These two factors led to a drop in new home sales and a spike in cancellations, which negatively impacted our net order results in the third and fourth quarters. However, we began to see sequential improvement in both new order activity and cancellations beginning in December, and this improvement continued into January and February, giving us renewed optimism as we head into the Spring selling season.”

Fourth Quarter Operating Results

Total revenue increased 6.9% to $426.0 million compared to $398.5 million in the fourth quarter of 2021, primarily driven by the performance of our Florida division and the delivery of units from our New York operations.

Total homes delivered increased 32% to 703 homes at an average sales price of $594,000 compared to 534 homes delivered at an average sales price of $624,000 in the fourth quarter of 2021. The increase in deliveries was attributable to the larger contribution of our Florida operations, coupled with deliveries from New York.

Net new home orders were 88 homes with a dollar value of $57.5 million, an average sales price of $653,000 and a monthly absorption rate of 0.5 sales per active community. This compares to 440 homes with a dollar value of $313.1 million, an average sales price of $712,000 and a monthly absorption rate of 4.2 sales per active community in the prior year period. The decrease in new home orders was due to slowing demand related to the significant increase in interest rates which has created uncertainty with homebuyers and impacted affordability.

Home sales gross margin decreased to 19.0% from 21.5% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) decreased to 23.4% compared to 25.0% in the prior year period. The decrease was primarily due to additional sales incentives used to close homes during the quarter, most notably in Arizona and California, partially offset by increased gross margins in Florida during the current quarter.

Net income attributable to Landsea Homes was $25.6 million compared to $38.4 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $33.3 million compared to $36.8 million in the prior year period. Net income per share on a fully diluted basis was $0.62 compared to $0.83 in the fourth quarter of 2021. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis increased to $0.81 compared to $0.79 in the fourth quarter of 2021.

Adjusted EBITDA (a non-GAAP measure) was $53.9 million compared to $57.9 million in the prior year period.

Full Year 2022 Operating Results

Total revenue increased 41.4% to $1.4 billion compared to $1.0 billion for the full year 2021, primarily driven by the performance of our Florida division and the delivery of units from our New York operations.

Total homes delivered increased 45% to 2,370 homes at an average sales price of $588,000 compared to 1,640 homes delivered at an average sales price of $571,000 for the full year 2021. The increase in deliveries was attributable to the larger contribution of our Florida operations, coupled with deliveries from New York.

Net new home orders were 1,520 homes with a dollar value of $959.6 million, an average sales price of $631,000 and a monthly absorption rate of 2.4 sales per active community. This compares to 1,471 homes with a dollar value of $963.4 million, an average sales price of $655,000 and a monthly absorption rate of 3.8 sales per active community in the prior year. The increase in new home orders was due to growth in our Florida division while the decrease in ASP was due to a shift in the mix of homes from California to Florida.

Total homes in backlog decreased 33% to 670 homes with a dollar value of $380.9 million and an average sales price of $569,000 at December 31, 2022. This compares to 998 homes with a dollar value of $586.2 million and an average sales price of $587,000 at December 31, 2021.

Total lots owned or controlled at December 31, 2022, increased 33% to 11,593 compared to 8,740 at December 31, 2021, primarily due to the acquisition of Hanover Family Builders and additional lots under control in Texas. Additionally, we accelerated our asset-light strategy, controlling 54% of our lots at the end of 2022.

Home sales gross margin increased to 20.4% from 17.5% in the prior year. Adjusted home sales gross margin (a non-GAAP measure) increased to 26.9% compared to 22.6% in the prior year. The increase was due to improved gross margins across the Company, particularly in our California and Florida segments, which were tempered in the fourth quarter.

Net income attributable to Landsea Homes increased to $73.6 million compared to $52.8 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) increased to $123.3 million compared to $66.8 million in the prior year. Net income per share on a fully diluted basis increased to $1.70 compared to $1.14 in the prior year. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis increased to $2.85 compared to $1.44 in the prior year.

Adjusted EBITDA (a non-GAAP measure) increased to $208.0 million compared to $117.9 million in the prior year.

Balance Sheet

As of December 31, 2022, the Company had total liquidity of $301.4 million consisting of cash and cash equivalents and cash held in escrow of $140.7 million as well as $160.7 million in availability under the Company’s $675.0 million unsecured revolving credit facility. Total debt, net of issuance costs, was $505.4 million at December 31, 2022 compared to $461.1 million at December 31, 2021.

Landsea Homes’ ratio of debt to capital was 41.6% at December 31, 2022 and the Company’s net debt to total capitalization (a non-GAAP measure) was 30.0% at December 31, 2022.

Mr. Ho concluded, “From a macro perspective, we continue to see positive leading indicators for our industry. Unemployment rates remain at historically low levels, and the supply of existing homes for sale is constrained. There is a need for new homes in this country and particularly in the markets in which Landsea has a presence. As a result, we believe our company is well positioned to capitalize on the long-term trends in homebuilding industry thanks to our geographic footprint, our affordable product focus and the appeal of our High Performance Homes.”

2023 Outlook

First quarter 2023
•New home deliveries anticipated to be in a range of 400 to 445
•Delivery ASPs expected to be in a range of $520,000 to $525,000
•Home sales gross margins between 17% and 18% on a GAAP basis and between 21% and 22% on an adjusted basis.

Conference Call

The Company will hold a conference call today at 7:00 a.m. Pacific Time (10:00 a.m. Eastern time) to discuss its fourth quarter 2022 results.

•Toll-free dial-in number: 1-888-999-3182
•International dial-in number: 1-848-280-6330

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on March 21, 2023.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 11152571

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The Company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County. Landsea Homes was named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to "Live in Your Element." Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes' High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the business combination with LF Capital Acquisition Corporation on January 7, 2021 (the “Business Combination”). These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to:

•the benefits of the Business Combination and the acquisitions of Vintage Estate and Hanover (the “Acquisitions”);
•the future financial performance of the Company;
•changes in the market for Landsea Homes’ products and services; and
•other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•the ability to recognize the anticipated benefits of the Acquisitions, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the acquired business, and the ability of the combined business and the acquired business to grow and manage growth profitably;
•costs related to continuing as a public company;
•the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;
•the outcome of any legal proceedings that may be instituted against the Company;
•changes in applicable laws or regulations;
•the inability to launch new Landsea Homes products or services or to profitably expand into new markets;
•the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
•risks and uncertainties relating to the material weaknesses in our internal controls over financial reporting;
•the possibility that additional information may arise that would require us to make further adjustments or revisions to our historical financial statements, report additional material weaknesses or delay the filing of our current financial statements; and
•other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact:
Drew Mackintosh
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$123,634	$342,810
Cash held in escrow	17,101	4,079
Restricted cash	—	443
Real estate inventories	1,093,369	844,792
Due from affiliates	3,744	4,465
Investment in and advances to unconsolidated joint ventures	41	470
Goodwill	68,639	24,457
Other assets	133,968	43,998
Total assets	$1,440,496	$1,265,514

Liabilities
Accounts payable	$74,445	$73,734
Accrued expenses and other liabilities	149,426	97,724
Due to affiliates	884	2,357
Warrant liability	—	9,185
Notes and other debts payable, net	505,422	461,117
Total liabilities	730,177	644,117

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 42,110,794 issued and 40,884,268 outstanding as of December 31, 2022, 46,281,091 issued and outstanding as of December 31, 2021	4	5
Additional paid-in capital	497,598	535,345
Retained earnings	158,348	84,797
Total stockholders’ equity	655,950	620,147
Noncontrolling interests	54,369	1,250
Total equity	710,319	621,397
Total liabilities and equity	$1,440,496	$1,265,514

Landsea Homes Corporation
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue
Home sales	$417,481	$333,119	$1,392,750	$936,400
Lot sales and other	8,477	65,363	53,699	86,904
Total revenue	425,958	398,482	1,446,449	1,023,304

Cost of sales
Home sales	337,984	261,398	1,108,204	772,575
Lot sales and other	10,775	51,202	51,321	68,131
Total cost of sales	348,759	312,600	1,159,525	840,706

Gross margin
Home sales	79,497	71,721	284,546	163,825
Lot sales and other	(2,298)	14,161	2,378	18,773
Total gross margin	77,199	85,882	286,924	182,598

Sales and marketing expenses	24,939	17,960	89,305	52,840
General and administrative expenses	18,591	24,440	89,325	70,266
Total operating expenses	43,530	42,400	178,630	123,106

Income from operations	33,669	43,482	108,294	59,492

Other income (expense), net	730	(41)	(63)	3,886
Equity in net income (loss) of unconsolidated joint ventures	10	448	149	1,262
Gain (loss) on remeasurement of warrant liability	—	5,335	(7,315)	2,090
Pretax income	34,409	49,224	101,065	66,730

Provision for income taxes	7,940	10,835	25,400	13,995

Net income	26,469	38,389	75,665	52,735
Net income (loss) attributable to noncontrolling interests	888	(10)	2,114	(51)
Net income attributable to Landsea Homes Corporation	$25,581	$38,399	$73,551	$52,786

Earnings per share:
Basic	$0.63	$0.83	$1.71	$1.14
Diluted	$0.62	$0.83	$1.70	$1.14

Weighted average shares outstanding:
Basic	39,929,310	45,281,091	42,052,696	45,198,722
Diluted	40,065,480	45,380,155	42,199,462	45,250,718

Home Deliveries and Home Sales Revenue

	Three Months Ended December 31, 2022
	2022			2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	162	$73,631	$455	211	$83,366	$395	(23)%	(12)%	15%
California	183	160,366	876	233	207,277	890	(21)%	(23)%	(2)%
Florida	340	154,348	454	80	32,585	407	325%	374%	12%
Metro New York	4	15,666	3,917	—	—	N/A	N/A	N/A	N/A
Texas	14	13,470	962	10	9,891	989	40%	36%	(3)%
Total	703	$417,481	$594	534	$333,119	$624	32%	25%	(5)%

	Year Ended December 31,
	2022			2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	613	$274,512	$448	771	$276,174	$358	(20)%	(1)%	25%
California	572	502,583	879	617	553,957	898	(7)%	(9)%	(2)%
Florida	1,106	473,059	428	232	87,991	379	377%	438%	13%
Metro New York	47	111,424	2,371	—	—	N/A	N/A	N/A	N/A
Texas	32	31,172	974	20	18,278	914	60%	71%	7%
Total	2,370	$1,392,750	$588	1,640	$936,400	$571	45%	49%	3%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended December 31,
	2022				2021				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	(14)	$(11,049)	$789	(0.3)	154	$70,567	$458	5.0	(109)%	(116)%	72%	(106)%
California	38	23,951	630	1.2	209	183,943	880	5.7	(82)%	(87)%	(28%)	(79)%
Florida	58	30,367	524	0.6	62	29,490	476	2.6	(6)%	3%	10%	(77)%
Metro New York	3	11,671	3,890	3.3	12	24,169	2,014	4.0	(75)%	(52)%	93%	(18)%
Texas (1)	3	2,556	852	1.0	3	4,892	N/A	N/A	N/A	N/A	N/A	N/A
Total	88	$57,496	$653	0.5	440	$313,061	$712	4.2	(80)%	(82)%	(8)%	(88)%
(1)    The ASP calculation for our Texas segment for the three months ended December 31, 2021, as well as the percent changes from that period, are not meaningful due to cancellations exceeding sales as contracts were renegotiated. Our four new sales contracts during the three months ended December 31, 2021 had an ASP of $1,147 thousand.

	Year Ended December 31,
	2022				2021				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	296	$143,371	$484	1.9	685	$284,474	$415	4.5	(57)%	(50)%	17%	(58)%
California	395	354,656	898	3.2	631	563,922	894	4.6	(37)%	(37)%	—%	(30)%
Florida (1)	786	380,396	484	2.5	138	65,046	471	1.9	470%	485%	3%	32%
Metro New York	23	62,333	2,710	2.4	25	50,687	2,027	3.0	(8)%	23%	34%	(20)%
Texas (1)(2)	20	18,824	941	0.8	(8)	(692)	N/A	(0.5)	N/A	N/A	N/A	(260)%
Total	1,520	$959,580	$631	2.4	1,471	$963,437	$655	3.8	3%	—%	(4)%	(37)%
(1)    Monthly absorption rates for Florida and Texas in 2021 are based on eight months, for the time subsequent to the acquisition of Vintage in May 2021.
(2)    The ASP calculation for our Texas segment in 2021, as well as the percent changes from that period, are not meaningful due to cancellations exceeding sales as contracts were renegotiated. Our seven new sales contracts during the period from acquisition to December 31, 2021 had an ASP of $1,121 thousand.

Average Selling Communities

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Arizona	15.7	10.3	52%	12.7	12.6	1%
California	10.7	12.3	(13)%	10.3	11.4	(10)%
Florida (1)	30.3	8.0	279%	26.7	9.0	197%
Metro New York (2)	0.3	1.0	(70)%	0.8	0.7	14%
Texas (1)	1.0	3.0	(67)%	2.2	2.0	10%
Total	58.0	34.6	68%	52.7	32.0	65%
(1)    Average selling communities calculations for Florida and Texas in 2021 are based on eight months, for the time subsequent to the acquisition of Vintage in May 2021.
(2)    Metro New York began selling at one community in May 2021 and is no longer considered actively selling beginning November 2022 as the project winds up.

Backlog

	December 31, 2022			December 31, 2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	105	$49,986	$476	422	$181,232	$429	(75)%	(72)%	11%
California	79	78,446	993	256	226,376	884	(69)%	(65)%	12%
Florida (1)	485	250,897	517	283	115,538	408	71%	117%	27%
Metro New York	1	1,597	1,597	25	50,687	2,027	(96)%	(97)%	(21)%
Texas	—	—	N/A	12	12,348	1,029	N/A	N/A	N/A
Total	670	$380,926	$569	998	$586,181	$587	(33)%	(35)%	(3)%
(1)    Backlog acquired in Florida at the date of the Hanover acquisition was 522 homes with a value of $228,097 thousand.

Lots Owned or Controlled

	December 31, 2022			December 31, 2021
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	2,187	1,992	4,179	3,274	1,124	4,398	(5)%
California	559	1,714	2,273	813	1,093	1,906	19%
Florida	2,530	1,521	4,051	966	457	1,423	185%
Metro New York	3	—	3	50	—	50	(94)%
Texas	4	1,083	1,087	45	918	963	13%
Total	5,283	6,310	11,593	5,148	3,592	8,740	33%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended December 31,
	2022	%	2021	%
	(dollars in thousands)
Home sales revenue	$417,481	100.0%	$333,119	100.0%
Cost of home sales	337,984	81.0%	261,398	78.5%
Home sales gross margin	79,497	19.0%	71,721	21.5%
Add: Interest in cost of home sales	8,968	2.1%	7,777	2.3%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	88,465	21.2%	79,498	23.9%
Add: Purchase price accounting for acquired inventory	9,250	2.2%	3,619	1.1%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$97,715	23.4%	$83,117	25.0%

	Year Ended December 31,
	2022	%	2021	%
	(dollars in thousands)
Home sales revenue	$1,392,750	100.0%	$936,400	100.0%
Cost of home sales	1,108,204	79.6%	772,575	82.5%
Home sales gross margin	284,546	20.4%	163,825	17.5%
Add: Interest in cost of home sales	40,192	2.9%	33,328	3.6%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	324,738	23.3%	197,153	21.1%
Add: Purchase price accounting for acquired inventory	50,412	3.6%	14,588	1.6%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$375,150	26.9%	$211,741	22.6%

EBITDA and Adjusted EBITDA

The following tables present EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2022 and 2021. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, and (ix) loss on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended December 31,
	2022	2021
	(dollars in thousands)
Net income	$26,469	$38,389
Provision for income taxes	7,940	10,835
Interest in cost of sales	9,152	7,861
Interest relieved to equity in net income of unconsolidated joint ventures	—	211
Depreciation and amortization expense	1,104	2,153
EBITDA	44,665	59,449
Purchase price accounting for acquired inventory	9,250	3,619
Transaction costs	—	821
Equity in net income of unconsolidated joint ventures, net of interest	(10)	(659)
Gain on remeasurement of warrant liability	—	(5,335)
Adjusted EBITDA	$53,905	$57,895

	Year Ended December 31,
	2022	2021
	(dollars in thousands)
Net income	$75,665	$52,735
Provision for income taxes	25,400	13,995
Interest in cost of sales	40,428	33,509
Interest relieved to equity in net income of unconsolidated joint ventures	70	1,267
Interest expense	—	32
Depreciation and amortization expense	5,549	5,393
EBITDA	147,112	106,931
Purchase price accounting for acquired inventory	50,412	14,588
Transaction costs	883	5,313
Equity in net income of unconsolidated joint ventures, net of interest	(219)	(2,529)
Loss (gain) on debt extinguishment or forgiveness	2,496	(4,266)
Loss (gain) on remeasurement of warrant liability	7,315	(2,090)
Adjusted EBITDA	$207,999	$117,947

Adjusted Net Income

Adjusted Net Income to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, Merger related transaction costs, loss (gain) on debt extinguishment or forgiveness, and loss on remeasurement of warrant liability, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended December 31,
	2022	2021
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$25,581	$38,399

Previously capitalized related party interest included in cost of sales	1,299	1,857
Equity in net income of unconsolidated joint ventures	(10)	(448)
Purchase price accounting for acquired inventory	9,250	3,619
Gain on remeasurement of warrant liability	—	(5,335)
Total adjustments	10,539	(307)
Tax-effected adjustments (1)	7,726	(1,633)

Adjusted net income attributable to Landsea Homes Corporation	$33,307	$36,766

Net income attributable to Landsea Homes Corporation	$25,581	$38,399
Less: undistributed earnings allocated to participating shares	(624)	(849)
Net income attributable to common stockholders	$24,957	$37,550

Adjusted net income attributable to Landsea Homes Corporation	$33,307	$36,766
Less: adjusted undistributed earnings allocated to participating shares	(813)	(813)
Adjusted net income attributable to common stockholders	$32,494	$35,953

Earnings per share
Basic	$0.63	$0.83
Diluted	$0.62	$0.83

Adjusted earnings per share
Basic	$0.81	$0.79
Diluted	$0.81	$0.79

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	39,929,310	45,281,091
Weighted average common shares outstanding used in EPS - diluted	40,065,480	45,380,155
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Year Ended December 31,
	2022	2021
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$73,551	$52,786

Previously capitalized related party interest included in cost of sales	5,130	11,670
Equity in net income of unconsolidated joint ventures	(149)	(1,262)
Purchase price accounting for acquired inventory	50,412	14,588
Merger related transaction costs	—	2,656
Loss (gain) on debt extinguishment or forgiveness	2,496	(4,266)
Loss (gain) on remeasurement of warrant liability	7,315	(2,090)
Total adjustments	65,204	21,296
Tax-effected adjustments (1)	49,755	14,004

Adjusted net income attributable to Landsea Homes Corporation	$123,306	$66,790

Net income attributable to Landsea Homes Corporation	$73,551	$52,786
Less: undistributed earnings allocated to participating shares	(1,706)	(1,161)
Net income attributable to common stockholders	$71,845	$51,625

Adjusted net income attributable to Landsea Homes Corporation	$123,306	$66,790
Less: adjusted undistributed earnings allocated to participating shares	(2,861)	(1,469)
Adjusted net income attributable to common stockholders	$120,445	$65,321

Earnings per share
Basic	$1.71	$1.14
Diluted	$1.70	$1.14

Adjusted earnings per share
Basic	$2.86	$1.45
Diluted	$2.85	$1.44

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	42,052,696	45,198,722
Weighted average common shares outstanding used in EPS - diluted	42,199,462	45,250,718
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Total Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).

The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. Prior to the fourth quarter of 2022, we presented the non-GAAP ratio of net debt to net capital computed as the quotient obtained by dividing net debt by net capital (sum of net debt plus total equity). During the fourth quarter of 2022, we began presenting the non-GAAP ratio of net debt to total capital, which is consistent with the ratio presented by our peers. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	December 31,
	2022	2021
	(dollars in thousands)
Total notes and other debts payable, net	$505,422	$461,117
Total equity	710,319	621,397
Total capital	$1,215,741	$1,082,514
Ratio of debt to capital	41.6%	42.6%

Total notes and other debts payable, net	$505,422	$461,117
Less: cash, cash equivalents and restricted cash	123,634	343,253
Less: cash held in escrow	17,101	4,079
Net debt	$364,687	$113,785

Total capital	$1,215,741	$1,082,514
Ratio of net debt to total capital	30.0%	10.5%